Gulf Resources Closes Acquisition of Bromine and Crude Salt Manufacturing Assets

Press Release Source: Gulf Resources, Inc. On Wednesday June 23, 2010, 8:30 am EDT

NEW YORK and SHANDONG, China, June 23 /PRNewswire-Asia-FirstCall/ -- Gulf Resources, Inc. (Nasdaq:GFRE - News) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, announced today that on June 22, 2010 the Company completed transfer of ownership of bromine and crude salt manufacturing assets and closed the asset purchase agreement which it entered into on June 8, 2010. On June 21, 2010 the Company paid the remaining 80% cash consideration of RMB 72,200,000 (approximately $10.6 million) to the sellers of the assets.

With support from the sellers of the assets, the Company signed a land lease agreement with local authorities and obtained the required land use rights for the property. The Company expects to start operations using the newly acquired assets by August 2010, after completing maintenance and upgrade.

In addition to the cash consideration, the Company will issue 70,560 shares of its common stock to the sellers of the assets. The number of shares of common stock to be issued by the Company was calculated based on a price of $9.859 per share (which is the average closing price of the Company's common stock on the NASDAQ stock market for the 30 trading days prior to June 8, 2010) and equal to $695,651 (approximately RMB4.75 million).

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxing Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit http://www.gulfresourcesinc.cn .

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

    For more information, please contact:

    Gulf Resources, Inc.
     David Wang, VP of Finance
     Email: gfre.2008@vip.163.com

     Helen Xu
     Email: beishengrong@vip.163.com
     Web:   http://www.gulfresourcesinc.cn

    CCG Investor Relations Inc.
     Linda Salo, Sr. Financial Writer
     Phone: +1-646-922-0894
     Email: linda.salo@ccgir.com

    Crocker Coulson, President
     Phone: +1-646-213-1915 (New York)
     Email: crocker.coulson@ccgir.com
     Web:   http://www.ccgirasia.com